Exhibit 10.1

Description of CryoLife, Inc. Performance-Based Bonus Plan

On May 4, 2006, the Compensation Committee of the Board of Directors of CryoLife, Inc. (“CryoLife” or the “Company”) recommended, and the Board of Directors adopted, a performance-based bonus plan for CryoLife’s corporate officers, including its executive officers, as described below. The Company’s executive officers are:

•                                          Steven G. Anderson, Chairman, President and Chief Executive Officer;

•                                          David M. Fronk, Vice President, Regulatory Affairs and Quality Assurance;

•                                          D. Ashley Lee, Executive Vice President, Chief Operating Officer, and Chief Financial Officer;

•                                          Gerald B. Seery, Senior Vice President, Sales and Marketing;

•                                          Albert E. Heacox, Ph.D., Senior Vice President, Research and Development;

The purpose of the performance-based bonus plan is to promote the interests of CryoLife and its stockholders by providing key employees with financial awards upon achievement of specified business objectives, and to help attract and retain key employees by providing attractive compensation opportunities linked to performance.

Bonuses will be payable based on a weighted formula, as follows:

•                                          50%, based on the Company’s net income (loss) for 2006, excluding the effect of stock compensation charges. A minimum loss threshold must be met before any bonus can be earned under this measure.

•                                          30%, based on the Company’s annual revenues from the sale of products and services. A minimum threshold must be met before any bonus can be earned under this measure.

•                                          20%, based on Personal performance. In considering personal performance, the Committee will consider the recommendations of management as well as its own subjective determination.

Subject to meeting minimum performance thresholds, the executive officers may earn bonuses as follows:

•                                          Mr. Anderson, from 36% to 87% of base salary, with the target level set at 60%;

•                                          Mr. Fronk, from 18% to 44% of base salary, with the target level set at 30%;

•                                          Mr.  Lee, from 36% to 87% of base salary, with the target level set at 60%;

•                                          Mr. Seery, from 15% to 59% of base salary, with the target level set at 35%; and

•                                          Mr.  Heacox, from 21% to 51% of base salary, with the target level set at 35%.

If minimum performance thresholds are not met, no bonuses will be paid.

Additional performance bonuses of up to 15% of the participant’s base salary will be earned if specified net loss/income targets are reached which reflect performance improvements beyond that contemplated in the primary bonus plan.